Exhibit 1

          FOR IMMEDIATE RELEASE

          Contact:
          Marcel P. Joseph                   Ellen B. Richstone
          Chairman of the Board and CEO      Chief Financial Officer
          Augat Inc.                         Augat Inc.
          508/543-4300                       508/543-4300

                AUGAT ANNOUNCES SUPREME JUDICIAL COURT DECISION

               MANSFIELD, Mass., April 13, 1994 - Augat Inc. (NYSE: AUG) today announced that on April 12, 1994, the state Supreme Judicial Court vacated a 1992 Superior Court judgment which had awarded Augat Inc. compensatory damages of $14,140,000. That award was doubled pursuant to Chapter 93A, and the resulting final judgment included attorney's fees and interest on the award at the rate of one percent per month, beginning in May 1985. The award was not recorded in the company's previously reported earnings.
               Although it let stand its earlier decision that the conduct of defendants Aegis, Inc. and Jeremy Scherer was a knowing violation of the state unfair trade practices statute, the Court rejected the Superior Court's finding that the profits of Isotronics, Inc., Augat's former subsidiary, were affected for twenty-seven months by the departure of three employees and held that the impact of those departures was limited to six months.
               The Supreme Court remanded the case to the Superior Court and included in its opinion instructions to the Superior Court about how to recalculate the damage award, taking into account, among other things, the six-month damages period and certain losses resulting from causes unrelated to the departures. The award will be reduced when recalculated according to the instructions of the Court.
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               "Augat is evaluating its options including the possibility that the company will ask the Supreme Judicial Court to reconsider its decision," stated Marcel P. Joseph, Chairman of the Board and Chief Executive Officer. Joseph concluded, "This decision will not impact Augat's first quarter or full-year earnings results".
               One of the largest manufacturers of connector products in the world, Augat Inc., is pursuing a strategy for growth in the automotive, computer, industrial and telecommunications markets, through customer partnerships, new product introductions, strategic acquisitions and ongoing productivity measures.

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